Exhibit 99.1

Divya Anand Corporate Communications +91 89760 68777 divya.anand@tatacommunications.com	Rozzyn Boy Corporate Communications +44 77808 80880 rozzyn.boy@tatacommunications.com

Tata Communications Limited announces its intention to deregister in the United States under the Securities Exchange Act of 1934

New York & Mumbai (NSE & BSE) ‒ June 26, 2014 – Tata Communications Limited (the “Company”) (BSE and NSE: TATACOMM) announces its intention to terminate the registration of its American Depositary Shares (“ADSs”), as evidenced by American Depositary Receipts (“ADRs”), under Section 12(g) of the U.S. Securities Exchange Act of 1934, as amended (the “Act”) and to terminate its reporting obligations with the U.S. Securities and Exchange Commission (the “SEC”) under Section 15(d) of the Act.  For this purpose, the Company intends to file with the SEC a Form 15F today, June 26, 2014.  This is further to the Company’s announcement on June 7, 2013 confirming the delisting of its ADSs from the New York Stock Exchange effective from the close of business on June 7, 2013.  The Company expects that this termination of registration will become effective 90 days after its filing with the SEC.  As a result of this filing, the Company’s reporting obligations with the SEC, including its obligation to file annual reports on Form 20-F and reports on Form 6-K, will be suspended immediately.

About Tata Communications

Tata Communications Limited along with its subsidiaries (Tata Communications) is a leading global provider of A New World of Communications™. With a leadership position in emerging markets, Tata Communications leverages its advanced solutions capabilities and domain expertise across its global and pan-India network to deliver managed solutions to multi-national enterprises, service providers and Indian consumers.

The Tata Communications global network includes one of the most advanced and largest submarine cable networks and a Tier-1 IP network with connectivity to more than 200 countries and territories across 400 PoPs, as well as  nearly 1 million square feet of data centre and collocation space worldwide.

Tata Communications’ depth and breadth of reach in emerging markets includes leadership in Indian enterprise data services, leadership in global international voice, and strategic investments in South Africa (Neotel), Sri Lanka (Tata Communications Lanka Limited) and Nepal (United Telecom Limited).

Tata Communications Limited is listed on the Bombay Stock Exchange and the National Stock Exchange of India.

http://www.tatacommunications.com

Forward-looking and cautionary statements

Certain words and statements in this release concerning Tata Communications and its prospects, and other statements, including those relating to Tata Communications’ expected financial position, business strategy, the future development of Tata Communications’ operations, and the general economy in India, are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors, including financial, regulatory and environmental, as well as those relating to industry growth and trend projections, which may cause actual results, performance or achievements of Tata Communications, or industry results, to differ materially from those expressed or implied by such forward-looking statements. The important factors that could cause actual results, performance or achievements to differ materially from such forward-looking statements include, among others, failure to increase the volume of traffic on Tata Communications’ network; failure to develop new products and services that meet customer demands and generate acceptable margins; failure to successfully complete commercial testing of new technology and information systems to support new products and services, including voice transmission services; failure to stabilize or reduce the rate of price compression on certain of the company’s communications services; failure to integrate strategic acquisitions and changes in government policies or regulations of India and, in particular, changes relating to the administration of Tata Communications’ industry; and, in general, the economic, business and credit conditions in India. Additional factors that could cause actual results, performance or achievements to differ materially from such forward-looking statements, many of which are not in Tata Communications’ control, include, but are not limited to, those risk factors discussed in Tata Communications’ various filings with the United States Securities and Exchange Commission. These filings are available at www.sec.gov.

Tata Communications is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements.